Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of February 15, 2022, (the “Effective Date”) by and between Milestone Pharmaceuticals USA, Inc. (the “Company”), and David Bharucha (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

R E C I T A L S

WHEREAS, the Company desires to employ Executive as its Chief Medical Officer, and to enter into an agreement embodying the terms of such employment; and

WHEREAS, Executive desires to accept such employment and enter into such an agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1.              Duties and Scope of Employment.

(a)   Positions and Duties. As of the Effective Date, Executive will serve as Chief Medical Officer of the Company reporting directly to the Chief Executive Officer (the “CEO”). Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive's position within the Company, as shall reasonably be assigned to Executive by the Company’s CEO. The period of Executive’s at-will employment under the terms of this Agreement is referred to herein as the “Employment Term.”

(b)   Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO. Notwithstanding the foregoing, Executive may (i) serve on the board of directors of one other non-competitive corporation or other business entity, subject to prior approval by the Board, which approval will not unreasonably be withheld, (ii) serve on civic or charitable boards or committees, and (iii) manage his personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities in accordance with this Agreement or otherwise violate the terms of this Agreement.

(c)   Work Location. Executive's work location will be at his residence in New York or other future office location that is within 30 miles from the Executive’s current residence, or to any other location mutually agreed upon by the Company and Executive.

2.              At-Will Employment. Subject to Sections 8, 9, and 10 below, the parties agree that Executive's employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice, for any reason or no reason. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.

3.              Compensation.

(a)   Base Salary. During the Employment Term, the Company will pay Executive as compensation for Executive’s services a base salary at a rate of $445,000 annually, such amount to be reviewed annually and increased from time to time at the discretion of the Board or a duly constituted committee of the Board (the “Base Salary”). If required in the reasonable judgment of the Board due to business conditions at the time, Executive’s Base Salary may be temporarily reduced or deferred by no more than twenty percent if such reduction or deferral is part of an across the board reduction in the same percentage amount of all members of the Company’s senior management team; provided, that if the Company implements such a reduction or deferral and, in connection therewith, provides the other members of the senior management team with make-whole payments or retention bonuses, Executive shall be entitled to the same, in the same percentage amount of such payments or bonuses rendered to all other members of the Company’s senior management team. The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this Agreement. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

(b)   Annual Bonus. Executive will also be eligible to earn an annual discretionary bonus (an “Annual Bonus”) with a target amount equal to 40% of the Base Salary. The amount of the Annual Bonus, if any, will be determined in the sole discretion of the Board and based, in part, on Executive’s performance and the performance of the Company during the calendar year. The Company will pay Executive the Annual Bonus, if any, by no later than March 15th of the following calendar year. The Annual Bonus is not earned until paid and no pro-rated amount will be paid if Executive’s employment terminates for any reason prior to the payment date, provided, however, that if Executive’s employment is terminated by Company without Cause or if Executive resigns for Good Reason after the Annual Bonus is declared but before it is paid, then despite such termination Executive will be entitled to receive the declared Annual Bonus at the time it otherwise would have been paid. Any Annual Bonus for 2022 will be prorated from the Effective Date of this Agreement.

(c)   Stock Option. Subject to approval by the Board, the Company shall grant Executive an option (the “Option”) to purchase 330,000 shares of the Company’s common stock, with an exercise price equal to the fair market value of a share of common stock as determined by the Board as of the date of grant, pursuant to the terms of the Company’s 2019 Equity Incentive Plan and the Company’s 2021 Inducement Plan (collectively, the “Plan”). The Option will be subject to the terms and conditions of the Plan and Executive’s grant agreement and will include a four-year vesting schedule, under which one-quarter of the Option will vest after 12 months of employment, with the remaining shares vesting in a series of 36 successive monthly installments thereafter, subject to Executive’s continuous service as of each such date or earlier vesting as set forth below.

4.              Employee Benefits. During the Employment Term, Executive will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. Reimbursements provided to Executive pursuant to this Agreement will be made in a timely manner and in accordance with the policies of the Company, but in no event later than December 31 of the year following the year in which Executive incurs such expense. The amount of expenses eligible for reimbursement during one year will not affect the expenses eligible for reimbursement in any other year, and is not subject to liquidation or exchange for another benefit.

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5.              Vacation. Executive will be eligible to accrue a maximum of twenty (20) days paid vacation per year (such amount to be prorated for 2022), in accordance with the Company’s vacation policy, which shall be taken subject to the demands of the Company’s business and Executive’s obligations as an employee of the Company with a substantial degree of responsibility. A maximum of ten (10) vacation days per year may be carried forward into the first six (6) months of the next calendar year. All vacation days that are not used shall be forfeited; provided, that if the Executive is denied the ability to take one or more available vacation days in a given calendar year at the direction or request of the Company, such unused vacation days may be carried forward for the duration of the next calendar year, and if Executive is terminated without Cause or resigns for Good Reason, Executive shall be paid for the unused days upon Executive’s termination or resignation, as applicable.

6.             Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable business travel, entertainment or other business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.              Tax Preparation Expenses. Should the Executive be required or advised to file a Canadian tax return for any calendar year in which he receives income from the Company, the Company will reimburse Executive for tax preparation services associated with Executive’s Canadian tax return, subject to the following limitations: (i) Executive must submit proper documentation of any such expenses to the Company within 60 days of incurring such expense; and (ii) the Company will only reimburse Executive any such expenses up to a cap of $12,000 per calendar year. In no event will the reimbursements be paid later than December 31 of the year following the year in which Executive incurs such expense. The amount of tax preparation expenses eligible for reimbursement during one year will not affect the expenses eligible for reimbursement in any other year, and is not subject to liquidation or exchange for another benefit. The obligation of the Company will survive the termination of this Agreement.

8.             Termination on Death or Disability.

(a)   Effectiveness. Executive’s employment will terminate automatically upon Executive’s Death or, upon fourteen (14) days prior written notice from the Company, in the event of Disability.

(b)   Effect of Termination. Upon any termination for death or Disability, Executive shall be entitled to: (i) Executive’s Base Salary through the effective date of termination; (ii) the right to continue health care benefits under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), at Executive’s cost, to the extent required and available by law; (iii) reimbursement of expenses for which Executive is entitled to be reimbursed pursuant to Sections 6 or 7 above, but for which Executive has not yet been reimbursed; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

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9.             Involuntary Termination for Cause; Resignation Without Good Reason.

(a)   Effectiveness. Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause or Executive may resign from Executive’s employment with the Company at any time without Good Reason. Termination for Cause, or Executive’s resignation without Good Reason, shall be effective on the date either Party gives notice to the other Party of such termination in accordance with this Agreement unless otherwise agreed by the Parties. In the event that the Company accelerates the effective date of a resignation, such acceleration shall not be construed as a termination of Executive’s employment by the Company or deemed Good Reason for such resignation.

(b)   Effect of Termination. In the case of the Company’s termination of Executive’s employment for Cause, or Executive’s resignation without Good Reason, Executive shall be entitled to receive: (i) Base Salary through the effective date of the termination or resignation, as applicable; (ii) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Sections 6 or 7 above, but for which Executive has not yet been reimbursed (Sections (9(b)(i)-(ii) the “Accrued Obligations”); (iii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to this Agreement or any other written Company plans as then in effect.

10.            Involuntary Termination Without Cause; Resignation for Good Reason;

(a)   Effect of Termination. The Company shall be entitled to terminate Executive with or without Cause at any time, subject to the following:

(i)            Involuntary Termination Without Cause; Resignation for Good Reason Not In Connection With A Change of Control. If Executive is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or Executive resigns for Good Reason and not in connection with a Change of Control, then, subject to the limitations of Sections 10(b) and 26 below, Executive shall be entitled to receive:

(A) the Accrued Obligations;

(B) continuing severance pay at a rate equal to one hundred percent (100%) of Executive’s Base Salary , as then in effect (less applicable withholding), for a period of nine (9) months (the “Severance Period”) from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices (the “Base Salary Severance”);

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(C) If Executive timely elects continued coverage under COBRA for himself and his covered dependents or under Executive’s prior employer’s group health plans or under the U.S. Company’s group health plans following such termination, then the U.S. Company shall pay Executive that portion of Executive’s COBRA premiums it was paying prior to the Separation Date or would have been paying if executive had been enrolled in the Company’s plan at the time of termination necessary to continue Executive’s and his covered dependents’ health insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of: (i) the last day of the Severance Period; (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the “COBRA Payment Period,” and any such payment(s) under this Section 10(a)(i)(C) the “COBRA Severance”)). Notwithstanding the foregoing, if at any time the U.S. Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the U.S. Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period (the Base Salary Severance and COBRA Severance, together the “Severance Benefits”). Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the U.S. Company; and

(D) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.

(ii)            Involuntary Termination Without Cause; Resignation for Good Reason In Connection With A Change of Control. If Executive is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or Executive resigns for Good Reason, upon the occurrence of, or within thirty (30) days prior to, or within twelve (12) months following, the effective date of a Change of Control, then, subject to the limitations of Sections 10(b) and 26 below, Executive shall be entitled to receive:

(A) the Accrued Obligations;

(B) the Severance Benefits set forth in Section 10(a)(i) above, for an extended Severance Period of twelve (12) months from the date of termination;

(C) an amount equal to 100% of Executive’s Annual Bonus for the year in which the termination occurs at the target level;

(D) accelerated vesting of any then-unvested shares subject to the Option such that one hundred percent (100%) of such shares shall be deemed immediately vested and exercisable as of the later of the date of termination and the date of the Change in Control;

and (E) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.

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(b)   Conditions Precedent. Any severance payments contemplated by Section 10(a) above are conditional on Executive: (i) continuing to comply with the terms of this Agreement and the Confidential Information Agreement; and (ii) signing and not revoking a separation agreement and mutual release of known and unknown claims in the form provided by the Company (the “Release”), provided that the Release will not apply to claims, actions, causes of action and demands that the Company may have against the Executive under the Confidential Information Agreement (as defined below) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Section 10 or elsewhere in this Agreement. Any severance payments or other benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 26) will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 26(b). Except as required by Section 26(b), any installment payments that would have been made to Employee during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement, unless subject to the 6-month payment delay described herein. Any severance payments under this Agreement that would not be considered Deferred Compensation Separation Benefits will be paid on, or, in the case of installments, will not commence until, the first payroll date that occurs on or after the date the Release becomes effective and any installment payments that would have been made to Executive during the period prior to the date the Release becomes effective following Executive’s separation from service but for the preceding sentence will be paid to Executive on the first payroll date that occurs on or after the date the Release becomes effective. Notwithstanding the foregoing, this Section 10(b) shall not limit Executive’s ability to obtain expense reimbursements under Sections 6 or 7 or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect and shall not require Executive to waive claims for vested benefits under the Employee Retirement Income Security Act of 1974, as amended, claims as an option holder or shareholder, claims for post-employment indemnification, or the right to receive reimbursement hereunder for preparation of his Canadian tax returns.

11.            Definitions.

(a)   Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s continued failure to substantially perform the material duties and obligations under this Agreement (for reasons other than death or Disability), which failure, if curable within the reasonable discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) Executive’s material failure or refusal to comply with the policies, standards and regulations established by the Company from time to time which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by Executive that benefits Executive at the expense of the Company; (iv) the Executive’s violation of a federal or state law or regulation applicable to the Company’s business; (v) the Executive’s violation of, or a plea of nolo contendre or guilty to, a felony under the laws of the United States or any state; or (vi) the Executive’s material breach of the terms of this Agreement or the Confidential Information Agreement (defined below), which breach, if curable within the reasonable discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure.

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(b)   Change of Control. For purposes of this Agreement, “Change of Control” shall have the meaning attributed to such term in the Company’s 2019 Equity Incentive Plan.

(c)   Disability. For purposes of this Agreement, “Disability” means that Executive, at the time notice is given, has been unable to substantially perform Executive’s duties under this Agreement for not less than one-hundred and twenty (120) consecutive work days within a twelve (12) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

(d)   Good Reason. For purposes of this Agreement, “Good Reason” means one or more of the following without Executive’s consent: (i) a material reduction of Executive’s duties, position or responsibilities (provided, however, that any change in duties, position, or responsibilities due to the Company becoming a subsidiary or division of another entity in connection with a Change of Control shall not be Good Reason); (ii) a material reduction in Executive’s Base Salary (other than a reduction of not more than 10% that is applicable to similarly situated executives of the Company); (iii) a material breach of this Agreement by the Company; or (iv) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than 50 miles from Executive’s then present location shall be considered a material change in geographic location for purposes of this Good Reason definition. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 30 days of the initial existence of the grounds for “Good Reason,” and upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the “Good Reason” condition. If the “Good Reason” condition is not remedied within such thirty (30) day period, Executive may resign based on the “Good Reason” condition specified in the notice effective immediately upon or within thirty (30) days after the expiration of the thirty (30) day cure period.

12.            Company Matters.

(a)   Proprietary Information and Inventions. In connection with Executive’s employment with the Company, Executive will receive and have access to Company confidential information and trade secrets. Accordingly, attached as Exhibit 1 to this Agreement is an Employee Confidential Information, Inventions, Non-Solicitation And Non-Competition Agreement (the “Confidential Information Agreement”) which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. Executive agrees to review the Confidential Information Agreement and only sign it after careful consideration.

(b)   Ventures. If, during Executive’s employment, Executive is engaged in or associated with planning or implementing of any project, program or venture involving the Company and any third parties, all rights in such project, program or venture shall belong to the Company (or third party, to the extent provided in any agreement between the Company and the third party). Except as approved by the Board in writing, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.

(c)   Resignation on Termination. On termination of Executive’s employment, regardless of the reason for such termination, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Executive may hold in the Company or any affiliate, unless otherwise agreed in writing by the Parties.

(d)   Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive’s new employer about Executive’s rights and obligations under this Agreement and the Confidential Information Agreement. Executive shall have the right to disclose the provisions of this Agreement and the Confidential Information Agreement to any future prospective employer.

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13.            Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Confidential Information Agreement, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in Charlotte, North Carolina by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/); provided, however, this arbitration provision shall not apply to sexual harassment claims to the extent prohibited by applicable law. A hard copy of the rules will be provided to Executive upon request.  By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.  The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding.  Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator.  Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law.  Executive and the Company shall equally share all JAMS’ arbitration fees. Except as modified in the Confidential Information Agreement, each party is responsible for its own attorneys’ fees.  Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual harassment claims, in the event Executive intends to bring multiple claims, including a sexual harassment claim, the sexual harassment may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

14.            Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

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15.            Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered via e-mail, personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the Party to be notified at the address or facsimile number indicated for such Party on the signature page to this Agreement, or at such other address or facsimile number as such Party may designate by ten (10) days’ advance written notice to the other Parties hereto. All such notices and other communications shall be deemed given upon personal delivery, seven (7) days after the date of mailing, or upon confirmation of facsimile transfer or e-mail. Notices sent via e-mail under this Section shall be sent to either the e-mail address in this Agreement, or for e-mails sent by the Company to Executive, to the last personal e-mail address on file with the Company.

16.            Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

17.            Integration. This Agreement, together with the agreements pursuant to which the Options were issued to Executive and the Confidential Information Agreement represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

18.            Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

19.           Waiver. No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver. The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach

20.          Governing Law. This Agreement will be governed by the laws of the State of North Carolina (with the exception of its conflict of laws provisions).

21.           Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22.           Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

23.           Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

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24.           Construction of Agreement. This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.

25.           Parachute Payments.  If any payment or benefit Executive would receive from the Company or otherwise in connection with a Change of Control or other similar transaction (a “280G Payment”) would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a "Payment") shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(a)   Unless Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within 15 calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(b)   If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

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26.            Section 409A.

(a)   Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Code (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A of the Code.

(b)   Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit to Executive’s designated beneficiary or, in the absence of such a designation, to Executive’s estate. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c)   Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(d)   Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

11.

(e)   Except as specifically permitted by Section 409A of the Code the reimbursements and in-kind benefits provided to Executive under this Agreement during any calendar year shall not affect the reimbursements or in-kind benefits to be provided to Executive under the relevant section of this Agreement in any other calendar year, and the right to such reimbursements and in-kind benefits cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, such payments shall be made to Executive on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.

(f)    The foregoing provisions are intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A of the Code.

[Remainder of page is intentionally blank; Signature page follows]

12.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

“COMPANY”

MILESTONE PHARMACEUTICALS USA, INC.

By:	/s/ Joseph Oliveto
Name: Joseph Oliveto
Title: President and CEO

Address:

Attn:
Email:

“EXECUTIVE”

David Bharucha

/s/ David Bharucha
David Bharucha

Address:

Email:

13.

EXHIBIT 1

Employee Confidential Information, Inventions, Non-Solicitation

and Non-Competition Agreement

In consideration of my employment or continued employment by Milestone Pharmaceuticals USA, Inc., and its subsidiaries, parents, affiliates, successors and assigns (together, “Company”) and the compensation now and later paid to me, and the Company’s agreement to provide me with access to its Confidential Information (as defined below), I hereby enter into this Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Agreement”) and agree as follows:

1.       Confidential Information Protections.

1.1                Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to the Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of the Company and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2                Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code versions, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Company and me, nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

14.

1.3                Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel or the Company’s third-party contractors who are authorized to receive such information and who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing.

1.4                Term of Nondisclosure Restrictions. I understand that Confidential Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1. If a temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and Company agrees that the two (2) year period after the date my employment ends will be the temporal limitation relevant to the contested restriction, provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

1.5                No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.       Assignments of Inventions.

2.1                Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2                Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the commencement of my employment with, and which are not to be assigned to, Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment, other than Company Inventions (defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing. Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.

2.3                Assignment of Company Inventions. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to Section 2.6, are referred to in this Agreement as “Company Inventions.” Subject to Section 2.4 (Unassigned or Nonassignable Inventions) and except for Excluded Inventions set forth in Exhibit A and Other Inventions, I hereby assign to the Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to the Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4                Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that is covered under North Carolina Statute §§ 66.57.1 and 66.57.2 (the “Specific Inventions Law”) except for those Inventions that are covered by a contract between Company and the United States or any of its agencies that require full title to such patent or Invention to be in the United States.

2.5                Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment, I will promptly and fully disclose to Company in writing all Inventions related to the current or prospective products and/or business of the Company authored, conceived, or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to Company all patent applications filed by me or on my behalf within six (6) months after termination of employment. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of any applicable Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any Confidential Information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under the Specific Inventions Law.

2.6                Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7                Ownership of Work Product.

(a)                I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

(b)                I agree that the Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to the Company all right, title, and interest worldwide in and to such work product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

2.8                Enforcement of Intellectual Property Rights and Assistance. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to the Company or its designee, including the United States or any third party designated by the Company. My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company’s request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to the Company.

3.

2.9                Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.

3.       Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4.       Duty of Loyalty During Employment. I agree that during the period of my employment by Company I will not, without Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5.       No Solicitation of Employees, Consultants, Contractors, or Customers or Potential Customers. I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:

5.1                solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if I did not initiate the discussion or seek out the contact;

5.2                solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined in Section 6 below);

5.3                hire, employ, or engage in a business venture with as partners or owners or other joint capacity, or attempt to hire, employ, or engage in a business venture as partners or owners or other joint capacity, with any person then employed by Company or who has left the employment of Company within the preceding three (3) months to research, develop, market, sell, perform or provide Conflicting Services;

5.4                solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;

5.5                solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Conflicting Services; or

5.6                perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year period prior to my contact with such person or entity as described in Sections 5.4-5.6 above if such contact occurs during my employment or, if such contact occurs following the termination of my employment, during the one (1) year period prior to the date my employment with Company ends: (i) contracted for, was billed for, or received from Company any product, service or process with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which I worked directly or indirectly during my employment with Company or about which I acquired Confidential Information; or (iii) was solicited by Company in an effort in which I was involved or of which I was aware.

4.

6.       Non-Compete Provision. I agree that for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory (as defined below), nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory.

The parties agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than Company that directly competes with a product, service, or process, including the research and development thereof, of Company with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information during my employment by Company.

The parties agree that for purposes of this Agreement, “Restricted Territory” means: (i) all counties in the state in which I primarily perform services for the Company; (ii) all other states of the United States of America in which the Company provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of my relationship with the Company; and (iii) any other countries from which the Company provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of my relationship with the Company.

7.       REASONABLENESS OF RESTRICTIONS.

7.1                I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.2                In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

7.3                If the court declines to enforce this Agreement in the manner provided in subsection 7.2, I and Company agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

7.4                Furthermore, the parties agree that the market for Company’s products is the United States, Europe and Canada. If, however, after applying the provisions of subsections 7.2 and 7.3, a court still decides that this Agreement or any of its restrictions is unenforceable for lack of reasonable geographic limitation and the Agreement or restriction(s) cannot otherwise be enforced, the parties hereby agree that the one hundred (100) mile radius from any location at which I worked for Company on either a regular or occasional basis during the one (1) year immediately preceding termination of my employment with Company shall be the geographic limitation relevant to the contested restriction.

8.       No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

9.       Return of Company Property. When I leave the employ of Company, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to permanently delete and expunge such Confidential Information from those systems. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement if required to do so by Company.

10.    Legal and Equitable Remedies.

10.1             I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

5.

10.2             I agree that if Company is successful in whole or in part in any legal or equitable action against me under this Agreement, Company will be entitled to payment of all costs, including reasonable attorneys’ fees, from me, to the extent permitted by law.

10.3             In the event Company enforces this Agreement through a court order, I agree that the post-termination periods in Sections 5 and 6 will be extended by a period equal to the time during which I was in violation of such Sections, as determined by the court.

11.    Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

12.    Publication of This Agreement to Subsequent Employer or Business Associates of Employee.

12.1             If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 5 and 6 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

12.2             I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 of this Agreement are in effect and I also authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

13.    General Provisions.

13.1             Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of North Carolina as such laws are applied to agreements entered into and to be performed entirely within North Carolina between North Carolina residents. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in North Carolina for any lawsuit filed there against me by Company arising from or related to this Agreement.

13.2             Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

13.3             Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

13.4             Survival. The provisions of this Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

13.5             Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.

13.6             Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7             Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

6.

13.8             Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

13.9             Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Subsections 2.4 and 2.7(a)) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant if no other agreement governs nondisclosure and assignment of Inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us; provided, however, prior to the execution of this Agreement, if Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[signatures to follow on next page]

7.

This Agreement will be effective as of my first date of employment with the Company.

I have read this agreement carefully and understand its terms. I have completely filled out Exhibit A to this Agreement.

/s/ David Bharucha

(Signature)

David Bharucha

(Printed Name)

Accepted and Agreed To:

MILESTONE PHARMACEUTICALS USA, INC.

By:	/s/ Joseph Oliveto
Name: Joseph Oliveto
Title: President and CEO

Exhibit A

List of Excluded Inventions

1.          Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Company:

☐       No inventions or improvements.

☐       See below:

Title	Date	Identifying Number or Brief Description

☐	Additional sheets attached.

2.          Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Party(ies)	Relationship

1.	Injection of neurotoxin for treatment of cardiac arrhythmias	Allergan, Inc.; Abbvie, Inc.	co-inventor; co-author

2.

3.

☐	Additional sheets attached.

3.             Limited Exclusion Notification.

This is to notify you in accordance with North Carolina General Statute §§ 66.57.1 and 66.57.2 that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.       Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

2.       Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable. You shall have the burden of establishing that any invention is excluded from assignment to the Company by the preceding paragraph.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.